Exhibit 99.1

WisdomTree Commodity Services LLC Resumes Ability of Authorized Participants to

Purchase New Creation Baskets in GCC

New York – October 31, 2016 – WisdomTree Commodity Services LLC (“WCS”), in its capacity as the managing owner and commodity pool operator of WisdomTree Continuous Commodity Index Fund (ticker: GCC), has resumed the ability of Authorized Participants to purchase new Creation Baskets in shares of GCC.

It is possible that the market value of GCC’s shares may be affected by the resumption of issuance of shares of GCC, and the market value may be higher or lower than the intra-day indicative value of the shares and/or the net asset value of the shares.

Any forward-looking statements herein are based on the expectations of WCS and GCC at this time. Whether or not actual results and developments will conform to WCS’s or GCC’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the general economic, market and business conditions, changes in laws or regulations or other actions made by governmental authorities or regulatory bodies, and other world economic and political developments. WCS and GCC undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe, Japan and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $38.8 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Contact:

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom / Melissa Chiles

+1.917.267.3735 / +1.917.267.3797

jzaloom@wisdomtree.com / mchiles@wisdomtree.com

Investor Relations

WisdomTree Investments, Inc.

Jason Weyeneth, CFA

+1.917.267.3858

jweyeneth@wisdomtree.com